April 20,
2006


Mail Stop 4561

Andrew Mercer
8880 Rio San Diego Drive
8th Floor
San Diego, CA 92108

      Re:	Commerce Development Corporation, LTD.
		Form 10-KSB for the year ended December 31, 2004
	Form 10-QSB for the quarters ended March 31, 2005, June 30,
2005
& September 30, 2005
		File No. 333-104647

Dear Mr. Mercer:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3413 if you have questions.


							Sincerely,



            Cicely Luckey
      Branch Chief



Andrew Mercer
Commerce Development Corporation, LTD.
November 30, 2005
Page 1